UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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PRIMO WATER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release
Primo Water Publishes Investor Presentation Detailing Company’s Transformation and Improvement Under Leadership of the Primo Water Board and Management Team
Board Urges Shareowners to Vote on the BLUE Proxy Card FOR Primo Water’s Ten Exceptional Directors

TAMPA, Fla., April 12, 2023 – Primo Water Corporation (NYSE: PRMW) (TSX: PRMW) (the “Company” or “Primo Water”), a leading provider of sustainable drinking water solutions in North America and Europe, today released an investor presentation describing the Company’s transformation into a high-performing pure-play water business that is well positioned to drive further profitable growth.

The presentation outlines why the Board of Directors of Primo Water (the “Board”) encourages all shareowners to vote “FOR” the Company’s ten highly qualified director candidates using the BLUE universal proxy card at the upcoming 2023 annual and special meeting of shareowners, scheduled to be held on May 3, 2023 (the “Annual Meeting”).

The presentation (available at https://primowatercorp.com/app/uploads/2023/04/Final-Primo-Water-Investor-Presentation-April-11-2023_compressed_compressed.pdf) and other important information relating to the Annual Meeting can be found at https://primowatercorp.com/investors/.

Key highlights from the presentation include:

•
Primo Water’s transformation into an environmentally responsible, international pure-play water company. Prior to 2018, the Company operated a disparate collection of businesses, primarily concentrated in the low margin private label soft drink sector with high customer concentration. Under the stewardship of the Board, the Company rationalized its product portfolio, acquired several higher-margin water businesses (including "Legacy Primo"), invested in high-ROI operational and customer-facing initiatives, restructured management, and reconstituted the Board.

•
Primo Water has focused on its long-term strategy optimized for profitable growth. The Company’s successful growth strategy involves selling a full range of water solutions to a recurring customer base. The Company is driving growth and improved profitability through better operating efficiencies while building customer loyalty and retention.

Press Release
•
Primo Water is making great progress despite numerous and complex challenges. The Company’s strategy is clearly working and producing results, including double-digit top-line growth (on a foreign-exchange neutral basis) in 2022 and the expansion of Adjusted EBITDA margin from 13% to 19% over the last five years, despite challenges from the pandemic and exiting its Russian business due to the war in Ukraine among other factors, such as, high inflation, fluctuating foreign currencies, tight labor markets, tariffs on imported water dispensers and global supply chain constraints.

•
Primo Water has the right leadership team and a substantially refreshed, diverse Board. The Company has added seven new directors since the business transformation began five years ago, while reducing the overall size of the Board during that period. This was achieved through a proactive and deliberate process, to ensure that the Board has the right complement of skills, experience, and gender balance.

•
Legion launched a proxy contest without first having a meaningful conversation with us. Legion began buying stock in October 2022, has had very little engagement with management, and has never asked to speak with our independent directors to voice its concerns privately. Nevertheless, we have made several good faith attempts at a resolution; all have been rejected by Legion.

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Legion’s candidates will not add value to Primo Water’s Board and may displace directors with unique skills and industry knowledge. The Board does not believe Legion’s nominees would bring any differentiated perspectives to the Board, and the election of Legion’s candidates could be detrimental to our progress.

The Board strongly encourages shareowners to vote the BLUE universal proxy card FOR Primo Water’s ten director nominees.

Shareowners who have any questions or need assistance voting their shares may contact the Company’s proxy solicitor MacKenzie Partners at 1-800-322-2885 or prmw@mackenziepartners.com

ABOUT PRIMO WATER CORPORATION

Primo Water is a leadingS pure-play water solutions provider in North America and Europe and generates approximately $2.2 billion in annual revenue. Primo Water operates largely under a recurring revenue model in the large format water category (defined as 3 gallons or greater). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. The razor in Primo Water’s revenue model is its industry leading line-up of innovative water dispensers, which are sold through approximately 10,000 retail locations and online at various price points. The dispensers help increase household and business penetration which drives recurring purchases of Primo Water’s razorblade offering or water solutions. Primo Water’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo Water delivers sustainable hydration solutions across its 21-country footprint direct to customers, whether at home or to businesses. Through its Water Exchange business, customers visit retail locations and purchase a pre-filled bottle of water. Once consumed, empty bottles are exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle. Water Exchange is available in approximately 17,500 retail locations. Through its Water Refill business, customers refill empty bottles at approximately 23,500 self-service refill drinking water machines. Primo Water also offers water filtration units across its 21-country footprint.

Press Release
Primo Water’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo Water is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo Water is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.

Non-GAAP Measure

To supplement its reporting of financial measures determined in accordance with U.S. GAAP (Generally Accepted Accounting Principles), Primo Water utilizes certain non-GAAP financial measures, including and not limited to Adjusted EBITDA margin, to separate the impact of certain items from the underlying business. Because Primo Water uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Primo Water’s underlying business performance and the performance of its management. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo Water’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Press Release

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. The forward-looking statements in this press release include but are not limited to statements regarding the effectiveness of the Company’s strategy and the ability of the Company’s leadership to execute on such strategy. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Factors that could cause actual results to differ materially from those described in this press release include, among others: risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the effect of economic, competitive, legal, governmental and technological factors on Primo Water’s business; and the impact of national, regional and global events on our business, including the COVID-19 outbreak. The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report in the Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not, except as expressly required by applicable law, undertake to update or revise any of these statements in light of new information or future events.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareowners in connection with the Annual Meeting. The Company filed its definitive proxy statement and a BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulators on March 31, 2023 in connection with the solicitation of proxies from the Company’s shareowners. SHAREOWNERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://primowatercorp.com/investors/ or through the SEC’s website at www.sec.gov, and are disclosed on The System for Electronic Disclosure by Insiders (SEDI) in Canada. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023. Shareowners will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC and Canadian securities regulators at no charge at the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Copies will also be available at no charge on the Company’s website at https://primowatercorp.com/investors/.

Press Release
Contacts

Shareholders:

MacKenzie Partners
1-800-322-2885
prmw@mackenziepartners.com

Media:

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
PrimoWater@gagnierfc.com

Investor Relations:

Jon Kathol
Vice President, Investor Relations
Tel:813-544-8515
investorrelations@primowater.com

Press Release
Presentation and Reconciliation of Non-GAAP Measures to GAAP

PRIMO WATER CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Year Ended
	2022	2021	2020	2019	2018
	(December 31, 2022)	(January 1, 2022)	(January 2, 2021)	(December 28, 2019)	(December 29, 2018)

Net income (loss)	$29.6	$(3.2)	$(156.8)	$(10.8)	$28.9
Interest expense, net	69.8	68.8	81.6	77.6	77.6
Income tax expense	19.7	9.5	4.3	4.5	(4.8)
Depreciation and amortization	242.8	219.1	202.1	168.6	194.6
EBITDA[2]	$361.9	$294.2	$131.2	$239.9	$296.3

Acquisition and integration costs (a)[1]	15.3	10.8	33.7	16.4	15.3
Share-based compensation costs (b)	17.2	17.5	22.1	9.9	18.4
COVID-19 costs (c)	(0.6)	2.4	20.8	—	—
Commodity hedging loss (gain), net (d)	—	—	—	—	0.3
Impairment charges (e)	29.1	—	115.2	—	—
Foreign exchange and other losses (gains), net (f)	15.1	8.7	1.5	0.9	(10.7)
Loss on disposal of property, plant and equipment, net (g)	8.5	9.3	10.6	7.6	9.4
Loss (gain) on extinguishment of long-term debt (h)	—	27.2	19.7	—	(7.1)
Gain on sale of business (i)	(0.8)	(3.8)	(0.6)	6.0	(6.0)
Gain on sale of property (j)	(38.8)	—	—	—	—
Other adjustments, net (k)	13.2	13.7	7.3	6.4	(3.9)
Adjusted EBITDA[2]	$420.1	$380.0	$361.5	$287.1	$312.0

Revenue, net	$2,215.1	$2,073.3	$1,953.5	$1,795.4	$2,372.9
Adjusted EBITDA margin %	19.0%	18.3%	18.5%	16.0%	13.1%

1 Includes an increase of $1.8 million of share-based compensation costs for the year ended December 28, 2019 related to awards granted in connection with the acquisition of our Eden business and a reduction of $1.1 million of share-based compensation costs for the year ended December 29, 2018 related to awards granted in connection with the acquisition of our S&D and Eden businesses.

2 The year ended January 2, 2021 include $3.9 million of benefit associated with the 53rd week.

Press Release
	For the Year Ended
		2022	2021	2020	2019	2018
	Location in Consolidated Statements of Operations	(December 31, 2022)	(January 1, 2022)	(January 2, 2021)	(December 28, 2019)	(December 29, 2018)
		(Unaudited)
(a) Acquisition and integration costs	Acquisition and integration expenses	$15.3	$10.8	$33.7	$16.4	$15.3
(b) Share-based compensation costs	Selling, general and administrative expenses	17.2	17.5	22.1	9.9	18.4
(c) COVID-19 costs	Selling, general and administrative expenses	(0.6)	2.4	20.8	—	—
(d) Commodity hedging loss (gain), net	Cost of Sales	—	—	—	—	0.3
(e) Impairment charges	Impairment charges	29.1	—	115.2	—	—
(f) Foreign exchange and other losses (gains), net	Other (income) expense, net	15.1	8.7	1.5	0.9	(10.7)
(g) Loss on disposal of property, plant and equipment, net	Loss on disposal of property, plant and equipment, net	8.5	9.3	10.6	7.6	9.4
(h) Loss (gain) on extinguishment of long-term debt	Other (income) expense, net	—	27.2	19.7	—	(7.1)
(i) (Gain) loss on sale of business	Other (income) expense, net	(0.8)	(3.8)	(0.6)	6.0	(6.0)
(j) Gain on sale of property	Gain on sale of property	(38.8)	—	—	—	—
(k) Other adjustments, net	Other (income) expense, net	(4.3)	(2.8)	(1.7)	(2.8)	(14.9)
	Selling, general and administrative expenses	17.5	15.7	8.6	9.4	8.8
	Cost of Sales	—	0.8	0.4	7.0	2.2
	Revenue, net	—	—	—	(7.2)	—